EXHIBIT 10.3
BOWATER INCORPORATED REPAYMENT AGREEMENT
     I, William G. Harvey, an employee of BOWATER INCORPORATED (the “Company”), have received a bonus amount equal to $174,000 (the “Bonus”) from Bowater Incorporated (the Company) in connection with services rendered in anticipation of the merger between Bowater Incorporated and Abitibi-Consolidated Inc. (the “Merger”).
     I hereby agree that if my employment with the Company or an affiliate of the Company terminates within thirty-six months of the effective date of the Merger as the result of either my voluntary termination or my involuntary termination for cause, I will be required to reimburse the Company for a prorated portion of the after-tax value of my Bonus. In order to determine the after-tax value, the effective tax rate shall be assumed to be 43%. The proration of the amount of Bonus owed shall be computed as follows:
(1 — (days from effective date of the Merger to date of termination divided by 1,095)).
     The Company shall, to the extent permitted by applicable laws, reduce any compensation otherwise due to me upon my termination of employment, including but not limited to regular wages, severance pay and bonuses, by the amount of the Bonus that I am required to reimburse the Company.
     The amount of the Bonus owed by me shall bear interest at the maximum rate of interest permitted by law from the date of the termination of my employment until the date of repayment. In addition, I agree to pay all costs of enforcement and collection, including, without limitation, reasonable attorney’s fees.
     This Agreement shall be binding upon me and my heirs, executors, administrators, successors and assigns, and shall inure to the benefit of and be enforceable by the Company, its successors and assigns.
     No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of South Carolina.

/s/ William G. Harvey	Oct 29, 2007

Signature: William G. Harvey	Date